Exhibit 99.1

Chicago Atlantic Real Estate Finance Announces First Quarter 2023 Financial Results

CHICAGO— (May 9, 2023) Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) (“Chicago Atlantic” or the “Company”), a commercial real estate finance company, today announced its results for the first quarter ended March 31, 2023.

John Mazarakis, Executive Chairman of Chicago Atlantic, noted, “The better-than-anticipated results reflect the benefit of four principal paydowns during the quarter and the timing of our redeployment of the proceeds. We are entering what we believe will be a period of favorable demand for capital from a proven lending platform such as ours. With our fortress balance sheet, we have purposefully reined in our originations to continue to focus on higher yielding investments and funding vertically integrated operators with the strongest credit profile.”

Tony Cappell, Chief Executive Officer, added, “Our portfolio has continued to perform well with the percentage of floating rate loans increasing to 88%, the weighted average yield to maturity remaining above 19% and our loan to values well below the rest of the lenders in the industry. The balance sheet is under levered, and we have over $50 million of liquidity available to selectively fund the best operators in the cannabis industry.”

Portfolio Performance

●	As of March 31, 2023, total loan commitments of approximately $328.1 million ($313.9 million funded, $14.2 million in future fundings) across 24 portfolio companies.

●	Weighted average yield to maturity was approximately 19.4% as of March 31, 2023 compared with approximately 19.7% as of December 31, 2022.

●	Real estate collateral coverage was 1.6x compared with 1.7x as of December 31, 2022.

●	Loan to enterprise value (calculated as outstanding principal balance divided by total value of collateral) was approximately 41.0% and 44.1% as of March 31, 2023 and December 31, 2022, respectively

●	The percentage of loans which bear a variable interest rate increased to 88.0% as of March 31, 2023 compared with 83.1% as of December 31, 2022.

Investment Activity

●	During the first quarter, Chicago Atlantic had total gross originations of $34.1 million, of which $33.3 million and $0.8 million were funded to new borrowers and an existing borrower, respectively. New originations were offset by principal repayments of $59.2 million, of which $57.8 million was attributable to unscheduled early repayments and sales.

●	On February 15, 2023, the Company completed a direct offering of 395,779 shares of common stock to institutional investors at a price of $15.16 per share, raising net proceeds of approximately $6 million. The Company completed the offering without the use of underwriters or placement agents.

●	On February 27, 2023, the Company extended the maturity date of its revolving credit facility to December 2024, and maintained its one-year extension option, subject to customary conditions. The Company currently has total liquidity of approximately $52.6 million, comprised of $3.1 million in cash and $49.5 million of availability under the credit facility.

Dividends

●	On April 14, 2023, Chicago Atlantic paid a regular quarterly cash dividend of $0.47 per share of common stock for the first quarter of 2023 to common stockholders of record on March 31, 2023.

First Quarter 2023 Financial Results

●	Net interest income of approximately $14.9 million, representing a sequential increase of 1.0%; primarily due to approximately $1.0 million of interest income from prepayment fees and acceleration of original issue discounts, the increase in the prime rate from 7.50% to 8.00%, and improved yield terms on facilities amended and/or restructured during the quarter. These increases were partially offset by the impact of timing of early principal repayments.

●	Total expenses of approximately $4.1 million before provision for current expected credit losses, representing a sequential decrease of 18.0%; primarily attributable to a $1.2 million decrease in net management and incentive fees.

●	Net Income of approximately $10.7 million, or $0.60 per weighted average diluted common share, representing a sequential increase of 46.3%.

●	The total reserve for current expected credit losses of $4.1 million increased sequentially by $0.1 million and amounts to approximately 1.3% of the portfolio principal balance of $320.2 million as of March 31, 2023.

●	Distributable Earnings of approximately $11.1 million, or $0.62 per weighted average diluted common share, representing a sequential increase of 10.6%.

●	Book value per common share of $15.04 as of March 31, 2023 compared with $14.86 as of December 31, 2022, primarily due to first quarter distributable earnings in excess of the regular quarterly dividend of $0.47.

●	As of March 31, 2023, the Company had $37.5 million outstanding on its $92.5 million secured credit facility, resulting in a leverage ratio (debt to book equity) of approximately 14%. Subsequent to quarter end, the Company has borrowed an incremental $5.5 million on the credit facility.

2023 Outlook

Chicago Atlantic affirmed its 2023 outlook previously issued on March 9, 2023.

Conference Call and Quarterly Earnings Supplemental Details

The Company will host a conference call later today at 9:00 a.m. Eastern Time. Interested parties may access the conference call live via webcast on Chicago Atlantic’s investor relations website or may participate via telephone by registering using this online form. Upon registration, all telephone participants will receive the dial-in number along with a unique PIN number that can be used to access the call. A replay of the conference call webcast will be archived on the Company’s website for at least 30 days.

Chicago Atlantic posted its First Quarter 2023 Earnings Supplemental on the Investor Relations page of its website. Chicago Atlantic routinely posts important information for investors on its website, www.refi.reit. The Company intends to use this website as a means of disclosing material information, for complying with our disclosure obligations under Regulation FD and to post and update investor presentations and similar materials on a regular basis. The Company encourages investors, analysts, the media and others interested in Chicago Atlantic to monitor the Investor Relations page of its website, in addition to following its press releases, SEC filings, publicly available earnings calls, presentations, webcasts and other information posted from time to time on the website. Please visit the IR Resources section of the website to sign up for email notifications.

About Chicago Atlantic Real Estate Finance, Inc.

Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) is a market-leading commercial mortgage REIT utilizing significant real estate, credit and cannabis expertise to originate senior secured loans primarily to state-licensed cannabis operators in limited-license states in the United States. REFI is part of the Chicago Atlantic platform, which has over 40 employees and has deployed over $1.8 billion across more than 50 loans.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views and projections with respect to, among other things, future events and financial performance. Words such as “believes,” “expects,” “will,” “intends,” “plans,” “guidance,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward- looking statements. These forward-looking statements, including statements about our future growth and strategies for such growth, are subject to the inherent uncertainties in predicting future results and conditions and are not guarantees of future performance, conditions or results. More information on these risks and other potential factors that could affect our business and financial results is included in our filings with the SEC. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Tripp Sullivan

SCR Partners

(615) 942-7077

IR@REFI.reit

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2023 (unaudited)	December 31, 2022
Assets
Loans held for investment	$316,226,144	$339,273,538
Current expected credit loss reserve	(4,051,934)	(3,940,939)
Loans held for investment at carrying value, net	312,174,210	335,332,599
Cash	4,640,905	5,715,827
Interest receivable	4,159,748	1,204,412
Other receivables and assets, net	1,668,629	1,018,212
Related party receivables	237,885	-
Total Assets	$322,881,377	$343,271,050

Liabilities
Revolving loan	$37,500,000	$58,000,000
Dividend payable	8,667,701	13,618,591
Management and incentive fees payable	2,138,005	3,295,600
Related party payable	1,270,126	1,397,515
Accounts payable and other liabilities	962,153	1,058,128
Interest reserve	220,064	1,868,193
Total Liabilities	50,758,049	79,238,027
Commitments and contingencies (Note 8)

Stockholders’ equity
Common stock, par value $0.01 per share, 100,000,000 shares authorized and 18,088,683 and 17,766,936 shares issued and outstanding, respectively	180,887	176,859
Additional paid-in-capital	274,925,072	268,995,848
Accumulated earnings (deficit)	(2,982,631)	(5,139,684)
Total stockholders’ equity	272,123,328	264,033,023

Total liabilities and stockholders’ equity	$322,881,377	$343,271,050

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the three months ended	For the three months ended	For the three months ended
	March 31, 2023	December 31, 2022	March 31, 2022
Revenues
Interest income	$16,527,304	$15,993,588	$9,833,053
Interest expense	(1,618,296)	(1,230,966	(72,268)
Net interest income	14,909,008	14,762,622	9,760,785

Expenses
Management and incentive fees, net	2,138,005	3,295,600	671,505
Provision for current expected credit losses	96,119	2,483,512	51,343
General and administrative expense	1,274,825	1,118,171	556,141
Professional fees	569,375	502,355	556,904
Stock based compensation	138,335	107,267	120,940
Total expenses	4,216,659	7,506,905	1,956,833

Net Income before income taxes	10,692,349	7,255,717	7,803,952
Income tax expense	-	-	-
Net Income	$10,692,349	$7,255,717	$7,803,952

Earnings per common share:
Basic earnings per common share (in dollars per share)	$0.60	$0.41	$0.44
Diluted earnings per common share (in dollars per share)	$0.60	$0.41	$0.44

Weighted average number of common shares outstanding:
Basic weighted average shares of common stock outstanding (in shares)	17,879,444	17,657,913	17,641,090
Diluted weighted average shares of common stock outstanding (in shares)	17,960,103	17,742,065	17,737,975

Distributable Earnings and Adjusted Distributable Earnings

In addition to using certain financial metrics prepared in accordance with GAAP to evaluate our performance, we also use Distributable Earnings and Adjusted Distributable Earnings to evaluate our performance. Each of Distributable Earnings and Adjusted Distributable Earnings is a measure that is not prepared in accordance with GAAP. We define Distributable Earnings as, for a specified period, the net income (loss) computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) depreciation and amortization, (iii) any unrealized gains, losses or other non-cash items recorded in net income (loss) for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss); provided that Distributable Earnings does not exclude, in the case of investments with a deferred interest feature (such as OID, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash, (iv) provision for current expected credit losses and (v) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case after discussions between our Manager and our independent directors and after approval by a majority of such independent directors. We define Adjusted Distributable Earnings, for a specified period, as Distributable Earnings excluding certain non-recurring organizational expenses (such as one-time expenses related to our formation and start-up).

We believe providing Distributable Earnings and Adjusted Distributable Earnings on a supplemental basis to our net income as determined in accordance with GAAP is helpful to stockholders in assessing the overall performance of our business. As a REIT, we are required to distribute at least 90% of our annual REIT taxable income and to pay tax at regular corporate rates to the extent that we annually distribute less than 100% of such taxable income. Given these requirements and our belief that dividends are generally one of the principal reasons that stockholders invest in our common stock, we generally intend to attempt to pay dividends to our stockholders in an amount equal to our net taxable income, if and to the extent authorized by our Board. Distributable Earnings is one of many factors considered by our Board in authorizing dividends and, while not a direct measure of net taxable income, over time, the measure can be considered a useful indicator of our dividends.

In our Annual Report on Form 10-K, we defined Distributable Earnings so that, in addition to the exclusions noted above, the term also excluded from net income Incentive Compensation paid to our Manager. We believe that revising the term Distributable Earnings so that it is presented net of Incentive Compensation, while not a direct measure of net taxable income, over time, can be considered a more useful indicator of our ability to pay dividends. This adjustment to the calculation of Distributable Earnings has no impact on period-to-period comparisons.

Distributable Earnings and Adjusted Distributable Earnings should not be considered as substitutes for GAAP net income. We caution readers that our methodology for calculating Distributable Earnings and Adjusted Distributable Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, our reported Distributable Earnings and Adjusted Distributable Earnings may not be comparable to similar measures presented by other REITs.

	For the three months ended	For the three months ended	For the three months ended
	March 31, 2023	December 31, 2022	March 31, 2022
Net Income	$10,692,349	7,255,717	7,803,952

Adjustments to net income
Non-cash equity compensation expense	138,335	107,267	120,940
Depreciation and amortization	167,304	183,820	72,268
Provision for current expected credit losses	96,119	2,483,512	51,343
Distributable Earnings	11,094,107	10,030,316	8,048,503
Adjustments to Distributable Earnings	-	-	-
Adjusted Distributable Earnings	11,094,107	10,030,316	8,048,503
Basic distributable earnings per common share (in dollars per share)	$0.62	$0.57	$0.46
Diluted distributable earnings per common share (in dollars per share)	$0.62	$0.57	$0.46
Weighted average number of common shares outstanding:
Basic weighted average shares of common stock outstanding (in shares)	17,879,444	17,657,913	17,641,090
Diluted weighted average shares of common stock outstanding (in shares)	17,960,103	17,742,065	17,737,975